Dear First Name:

FHLBank Topeka (FHLBank) will be redeeming all excess A Common Stock on June 24, 2009. The redemption will allow FHLBank to continue to pay dividends in the form of stock, rather than cash. (Federal Housing Finance Agency regulations will not permit a Federal Home Loan Bank to pay stock dividends if excess stock exceeds one percent of assets following the dividend.) We understand that stock dividends are preferable to cash dividends due to the tax advantages. FHLBank continues to build retained earnings to help ensure future regulatory compliance and provide additional protection for stockholders’ capital.

FHLBank paid stock dividends of 0.75 percent on Class A Common Stock and 2.50 percent on Class B Common Stock for both the fourth quarter of 2008 and the first quarter of 2009. FHLBank had strong first quarter earnings, and we anticipate paying similar dividends for the second quarter of 2009. We are committed to providing our members a high value on their investment in FHLBank. We do this through a low-risk balance sheet, an excellent capital position, strong retained earnings and a competitive dividend.

The redemption of all excess A Common Stock, shares that are not required for membership or to support other activities, will occur on June 24, 2009. If your institution is affected by the redemption, you will be notified via e-mail today. If you have any questions regarding this message, please contact your account manager or FHLBank Member Services at 800.809.2733.

Dave Fisher
Senior EVP  |  Chief Operating Officer
FHLBank Topeka

Forward Looking Statements
The information contained in this announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of FHLBank Topeka’s operations. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “will” or other variations on these terms. FHLBank Topeka cautions that by their nature forward-looking statements involve risk or uncertainty and that actual results may differ materially from those expressed in any forward-looking statements as a result of such risks and uncertainties, including but not limited to: legislative and regulatory actions or changes; future economic and market conditions; changes in demand for advances or consolidated obligations of FHLBank Topeka and/or of the FHLBank System; and adverse developments or events affecting or involving other Federal Home Loan Banks, housing GSEs or the FHLBank System in general. Additional risks that might cause FHLBank Topeka’s results to differ from these forward-looking statements are provided in detail in FHLBank Topeka’s filings with the Securities and Exchange Commission, which are available at www.sec.gov.

All forward-looking statements contained in this announcement are expressly qualified in their entirety by this cautionary notice. The reader should not place undue reliance on such forward-looking statements, since the statements speak only as of the date that they are made and FHLBank Topeka has no obligation and does not undertake publicly to update, revise or correct any forward-looking statement for any reason.